Exhibit 99.4

Pro Forma Combined Balance Sheet

July 31, 2014

(Unaudited)

	Historical
	Select-TV	Select-TV	Pro Forma
	Solutions, Inc.	Solutions (USA), Inc.	Adjustments	Ref	Combined
ASSETS

Current assets
Cash and cash equivalents	$848,000	$912			$848,912
Accounts receivable	–	2,272			2,272
Other receivables	–	57,755			57,755
Due from related parties	1,017,400	–	(1,017,400)	(1)	–
Prepaid expenses	31,067	100,000			131,067
Inventory	–	265,145			265,145
Total current assets	1,896,467	426,084	(1,017,400)		1,305,151

Equipment, net	–	25,537			25,537

Licenses, net	–	83,283			83,283

Goodwill	–	–	3,308,268	(2)	3,308,268

Total assets	$1,896,467	$534,904	$2,290,868		$4,722,239

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$–	$133,780			$133,780
Accrued liabilities	25,000	11,442			36,442
Loans payable	–	136,335			136,335
Total current liabilities	25,000	281,557	–		306,557

Due to Select-TV	–	717,400	(717,400)	(1)	–
Total liabilities	25,000	998,957	(717,400)		306,557

Stockholders' equity (deficit)
Common stock	62,134	39,743	9,936	(2)	111,813
Paid-in-capital	757,386	2,221,970	709,058	(2)	3,688,414
Common stock issuable	2,945,737	–	(300,000)	(1)	2,645,737
Deferred issuance costs	(252,237)	–			(252,237)
Accumulated other comprehensive gain	–	1,734			1,734
Accumulated deficit	(1,641,553)	(2,727,500)	2,589,274	(2)	(1,779,779)
Total stockholders' equity (deficit)	1,871,467	(464,053)	3,008,268		4,415,682

Total liabilities and stockholders' equity (deficit)	$1,896,467	$534,904	$2,290,868		$4,722,239

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Select-TV Solutions, Inc.

Pro Forma Condensed Combined Statement of Operations

For the three months ended July 31, 2014

(Unaudited)

	Historical
	Select-TV	Select-TV	Pro Forma
	Solutions, Inc.	Solutions (USA), Inc.	Adjustments	Ref	Combined
Revenue	$–	$–			$–

Operating expenses	1,143,064	138,226			1,281,290

Loss from operations	(1,143,064)	(138,226)	–		(1,281,290)

Other income (expense)	–	–			–

Income before taxes	(1,143,064)	(138,226)	–		(1,281,290)

Provision for income taxes	–	–			–

Net loss	$(1,143,064)	$(138,226)	$–		$(1,281,290)

Net loss per share - basic and diluted	$(0.02)	$(0.00)			$(0.01)

Weighted average number of shares
outstanding - basic and diluted	56,568,783	39,742,754	9,935,689	(3)	106,247,226

The accompanying unaudited pro-forma financial information reflects the financial statements of Select-TV Solutions, Inc. and Select-TV Solutions (USA), Inc. The pro-forma adjustments to the balance sheet and statement of operations give effect to the merger as if it occurred on May 1, 2014.

Specific pro forma adjustments are:

(1)	The elimination of intercompany balances between the entities of $1,017,400 as of April 30, 2014.
(2)	To record the issuance of 49,678,443 shares of Select-TV Solutions, Inc. common stock at a value of $2,980,707 and the cancellation of 39,742,754 shares of Select-TV Solutions (USA), Inc. common stock. Goodwill is calculated as $2,980,707 of consideration given in the merger plus net liabilities acquired of $327,561.
(3)	To reflect the issuance of the 49,678,443 shares issued in the merger and outstanding during the period, less the cancellation of 34,742,754 average shares outstanding of Select-TV Solutions (USA), Inc.

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